Exhibit 10.1
Transfer of Contract and Mortgage Credit
Compañía Contractual Minera Ojos del Salado
And
Minera Royal Silver Limitada
In Santiago, Chile, on September 5, 2003, before me, Maria Gloria Acharan Toledo, Chilean, attorney, ID 5.575.365-2, 22nd Notary Public of Santiago, with offices at Matias Cousino154, there appear: Compañía Contractual Minera Ojos del Salado, Tax ID 96.635170-5, duly represented by Mr. Jorge Riquelme Bravo, Chilean, married, businessman, ID 4.318.424-5, both domiciled at Avda. Apoquindo 4499, 4th Floor, Las Condes, Santiago, hereinafter also, the “transferor” or “CCMO”, and Minera Royal Silver Limitada, tax ID 77.300.410-8, duly represented by Cesar Andres Lopez, Chilean, married, attorney, ID 9.581.126-4 all domiciled for these purposes at Enrique Foster Sur 20, 19th Floor, Las Condes, Santiago, hereinafter also the “transferee”; all appearing are of legal age, and have evidenced their identities and state:
First: Background Information. One) By public deed dated march 17, 2000, a purchase sale contract was signed before the Santiago Notary Public, Antonieta Mendoza, between CCMO and Dorado Mineral Resources NL, both duly represented, whereby the former sold, ceded and transferred to the latter the following mining concessions located in the sector of Freirina, Province of Huasco, Third Region of Atacama: a) Carol Dos Uno Uno to Carol Dos Dos Sesenta, whose survey minutes and final award are registered on page 200 number 46, of the Property Registry of the Register of Mines of Freirina, for the year 1997, and registered in the name of the purchaser on page 3 number 2 of the Property Registry of the Register of Mines of Freirina; b) Carol Dos Dos Uno to Carol Dos Uno Sesenta, whose survey minutes and final award are registered on page 207 number 47, of the Property Registry of the Register of Mines of Freirina, for the year 1997, and registered in the name of the purchaser on page 5 number 3 of the Property Registry of the Register of Mines of Freirina; c) Carol Dos Seis Uno to Carol Dos Seis Sesenta, whose survey minutes and final award are registered on page 222 number 49, of the Property Registry of the Register of Mines of Freirina, for the year 1997, and registered in the name of the purchaser on page 7 number 4 of the Property Registry of the Register of Mines of Freirina; d) Carol Dos Tres Uno to Carol Dos Tres Sesenta, whose survey minutes and final award are registered on page 214 number 48, of the Property Registry of the Register of Mines of Freirina, for the year 1997, and registered in the name of the purchaser on page 9 number 5 of the Property Registry of the Register of Mines of Freirina; e) Carolina Seis Uno to Carolina Seis Treinta, whose survey minutes and final award are registered on page 164 number 44, of the Property Registry of the Register of Mines of Freirina, for the year 1996, and registered in the name of the purchaser on page 13 number 7 of the Property Registry of the Register of Mines of Freirina; f) Carolina Tres Once to Carolina Tres Treinta, whose survey minutes and final award are registered on page 157 number 43, of the Property Registry of the Register of Mines of Freirina, for the year 1996, and registered in the name of the purchaser on page 11 number 6 of the Property Registry of the Register of Mines of Freirina; g) Carolina Dos Once to Carolina Dos Treinta, whose survey minutes and final award are registered on page 151 number 42, of the

Property Registry of the Register of Mines of Freirina, for the year 1996, and registered in the name of the purchaser on page 15 number 8 of the Property Registry of the Register of Mines of Freirina; h) Carolina Uno Once to Carolina Uno Treinta, whose survey minutes and final award are registered on page 145 number 41, of the Property Registry of the Register of Mines of Freirina, for the year 1996, and registered in the name of the purchaser on page 17 number 9 of the Property Registry of the Register of Mines of Freirina, and; i) Enrique Uno al Treinta, whose survey minutes and final award are registered on page 50 number 6, of the Property Registry of the Register of Mines of Freirina, for the year 1994, and registered in the name of the purchaser on page 1 number 1 of the Property Registry of the Register of Mines of Freirina; Two) The price of said purchase/sale contract was the amount of US$1,000,000, which were to be paid in the following manner: a) US$50,000 upon signing the purchase/sale contract; b) US$100,000 on March 14, 2001; c) US$200,000 on March 14, 2002; d) US$650,000 on March 14, 2003. The payments of the amounts indicated in letters b) to d) should be paid in Chilean pesos in the offices of the CCMO, based on the exchange rate at the time of payment, in accordance with number 6 of Title One of Chapter One of the Compendium of Norms for International Exchange issued by the Central Bank of Chile. In the event of a delay in payment of any of the indicated amounts, then the maximum interest allowed by law would be applied. Three) In order to guarantee compliance with all of their payment obligations, Dorado Mineral Resources NL established a first grade mortgage in favor of CCMO, and a prohibition to encumber and/or enter into acts or contracts, without the prior written consent of CCMO with regard to the mining concessions detailed in the First Clause of the purchase/sale contract signed between the parties. However, Dorado Mineral Resources NL, was expressly authorized to sell, cede or transfer the mining concessions or to dispose of all or part of them, as long as they complied with the following cumulative requirements: a) that the concessionaire of said rights were a company related to Dorado Mineral Resources NL, or in which it has an ownership interest, and b) that in the contact that would serve as acquisition title, the concessionaire would state: i) its consent regarding the purchase/sale contract signed on March 17, 2000; ii) its promise to comply with each and every of the contractual obligations of Dorado Mineral Resources NL in that contract in the same terms and conditions set forth therein; iii) that any subsequent sale, transfer or other disposal of all or part of said terms and rights, would also be subject to the same restrictions, which must be stated in a clause to that effect. If the above is complied with, then Dorado Mineral Resources NL would be free of any obligation regarding the rights sold or transferred, unless the concessionaire were to fail to comply with the obligations, in which case, Dorado Mineral Resources NL, would continue to be wholly responsible for the obligations towards CCMO. The mortgage referred to above was registered on page 4 number 2 of the Mortgage Registry of the Registrar of Mines of Freirina, for the year 2000. Four) By public deed dated November 3, 2000, signed before the Santiago Notary Public, Fernando Alzate, alternate of Antonieta Mendoza, Dorado Mineral Resources NL sold and transferred to KINRADE HOLDINGS LIMITED, the mining concessions described in number One) of this clause. Five) By public deed dated October 3, 2001, before the Santiago Notary Public Ivan Torrealba, CCMO, Dorado Mineral Resources NL and Comrade Holdings Limited: a) Modified the fourth clause of the purchase/sale contract which is recounted in number One) of this clause, adding that as long as there remains an unpaid balance, then CCMO must grant its consent in writing for any sale or transfer of the mining concessions; b) they stated that Dorado Mineral Resources NL would continue to be ultimately liable for the payments should Kinrade Holdings Limited fail to meet its obligations to CCMO; c) Kinrade Holdings Limited stated it knew and accepted the modifications make, and promised to comply. Also, it promised to include the terms of the modification per clause four of the purchase/sale contract; d) CCMO authorized and expressly accepted the sale and transfer of the mining concessions from Dorado Mineral Resources NL to Kinrade Holdings Limited. Six) By virtue of that expressed above, the titles to the properties in the name of Kinrade Holdings Limited are registered with the Property Registry of the Registrar of Mines of Freirina; a) Carol Dos Uno Uno to Carol Dos Dos Sesenta, registered on page 79 number 25, for the year 2000; b) Carol Dos Dos Uno to Carol Dos Uno Sesenta, registered on page 80 number 32, for the year 2000; c) Carol Dos Seis Uno to Carol Dos Seis Sesenta, registered on page 81 number 27, for the year 2000; d) Carol Dos Tres Uno to Carol Dos Tres Sesenta, registered on page 86 number 32, for the year 2000; e) Carolina Seis Uno to Carolina Seis Treinta, registered on page 82 number 28, for the year 2000; f) Carolina Tres Once to Carolina Tres Treinta, registered on page 83 number 29, for the year 2000; g) Carolina Dos Once to Carolina Dos Treinta, registered on page 84 number 30, for the year 2000; h) Carolina Uno Once to Carolina Uno Treinta, whose registered on page 87 number 33, for the year 2000, and; i) Enrique Uno al Treinta, registered on page 85 number 31, for the year 2000. Furthermore, the existing mortgage and prohibition described in number Three) of this clause are current.
Second. As of today’s date, the company Dorado Mineral Resources NL owes CCMO the amount of US$650,000, plus interest and fines given the failure to comply with the payment of the last installment of the balance of the price which came due on March 14, 2003. Kinrade Holdings Limited is also responsible for this debt, which acquired the concessions and assumed all of the obligations of Dorado Mineral Resources NL, all of which were guaranteed by a first degree mortgage and prohibition as described in the preceding clause.
Third. By this act and instrument, CCMO sells and transfers to Minera Royal Silver Limitada, which is hereby accepted and purchased by its representative: One) The purchase/sale contract, ,mortgage and prohibitions in a public deed signed March 17, 2000, before the Notary Antonieta Mendoza between CCMO and Dorado Mineral Resources NL, repertory number 13,346, and of the purchase/sale contract signed on November 3, 2000 before the Santiago Notary of Frenando Alzate between Dorado Mineral Resources NL and Kinrade Holdings Limited, repertory number 6,168 and of the modification, declaration, and ratification in a public deed signed October 3, 2001 before the Santiago Notary Ivan Torrealba, between CCMO, Dorado Mineral Resources NL and Kinrade Holdings Limited, repertory number 12,831. Two) The mortgage described in number Three) of the First Clause of this instrument, which is contained in the public deed dated March 17, 2000, signed before the Notary Antonieta Mendoza, repertory number 13,346 and its appendices and the mortgage action, as well as the personnel.
Fourth. The price of this transfer is the amount of US$650,000, in its equivalent in national currency as of the effective date of payment, which Minera Royal Silver Limitada, through this contract, pays and shall pay to CCMO, who receives and accepts through its representative, in the following manner: a) US$50,000 within 30 days of the date of this public deed, notwithstanding that set forth in the Tenth Clause of this contract; b) US$50,000 in Chilean pesos on March 5, 2004; c) US$50,000 in Chilean pesos on September 5, 2004; d) US$500,000 in Chilean pesos on September 4, 2005. The price shall be paid based on the exchange rate at the time of payment, in accordance with number 6 of Title One of Chapter One of the Compendium of Norms for International Exchange issued by the Central Bank of Chile. Payment of the installments shall be made through the office of the Santiago Notary, Mario Farren, or his replacement, located at Avenida 11 de Septiembre, number 2655, Providencia, Santiago. The payment of each of the installments shall be made using a sight draft in the name of CCMO. The payment obligation shall be deemed met once the Notary receives the sight draft with the conditions set forth above, and will deliver the sight draft to CCMO once they sign the corresponding deed of receipt. The notary fees shall be paid by the concessionaire.
Fifth. The parties expressly state that the transfer of the purchase/sale contract and mortgage and further rights referred to in the Second Clause is made on the condition that the transferee will be obligated to request the resolution of the contract and not its compliance. If for any reason the transferee does not become awarded the mining concessions, but are awarded to a third party as a result of the execution of the mortgage, or should it decide to accept the compliance by the debtor, it shall be understood that the term for paying the price in this transfer contract has expired, and is immediately payable to CCMO. The price then payable corresponds to the balance owed by the transferee at the time in which the above event was to occur. Minera Royal Silver Limitada must pay CCMO within three days of receiving payment from the debtor or the awardee of the mining concessions referred to in this contract. Once Minera Royal Silver Limitada has paid CCMO, the latter must reimburse Minera Royal Silver Limitada all of the reasonable costs and expenses in which it has incurred with regard to the execution of the mortgage guarantee. Said expenses and costs must be accredited through a detailed expense report, backed up with proper and true documentation.
Sixth. Those appearing in this act agree that the previous condition will have been met once the mining concessions described in number One) of the First Clause of this deed are transferred to Minera Royal Silver Limitada or to its successors, transferees, related companies, be this the result of the exercise of the resolution action or mortgage guarantee action which results in the transfer of the concessions.
Seventh. Should Minera Royal Silver Limitada, once the mining concessions are transferred to it, not comply with its payment obligations of any of the installments stipulated in the Fourth Clause of this contract, this shall be immediately obligated to transfer the mining concessions to CCMO. In this case, the price of the transfer shall be equal to that amount that Minera Royal Silver Limitada would owe, whereby the parties would have a zero debt at the time of the transfer. For this purpose CCMO shall, within 30 days, sign a purchase/sale contract whereby the mining concessions described in the first clause will be transferred to CCMO. This purchase/sale contract shall be signed before the Santiago Notary Mr. Mario Farren, or his replacement. For these purposes the concessionaire grants special power of attorney to Cesar Lopez, or in his absence, to Ivan Doren, or in his absence, Miguel Troncoso, to grant and sign the purchase/sale contract on behalf of the concessionaire and to request the pertinent registrations with the competent Registrar of Mines. The contract will evidence that event which has occurred, per this clause, obligating the concessionaire to transfer the mining concessions to CCMO. All costs related to the above transaction shall be paid by the concessionaire.
Eighth. In this act, CCMO delivers the titles wherein the contracts and mortgages are transferred, with an annotation of the transfer to Minera Royal Silver Limitada, who states to have received these. Consequently, the concessionaire takes the legal position of the seller and mortgage creditor in said contracts, in the same conditions and with the same rights and obligations as those agreed upon in the contracts described in number One of the Third Clause of this deed, without requiring the signing of a new contract.
Ninth. If for any reason this transfer is deemed imperfect, by this instrument, CCMO, duly represented, confers a special and irrevocable power of attorney to Minera Royal Silver Limitada, who accepts through its representative, to collect and receive directly from the companies Dorado Mineral Resources NL and/or Kinrade Holdings Limited, what these should pay CCMO for the transferred loan, thereby empowering Minera Royal Silver Limitada to withdraw, charge and collect the documents extended in favor of CCMO, charge and collect their value and grant receipts and cancellations for the same, and likewise to sign any other document that may be required for the true compliance with the mandate conferred upon them in this clause. However, in such an event, Minera Royal Silver Limitada shall proceed to pay CCMO the price of the transfer in the terms indicated in the Fifth Clause of this contract. This special power of attorney includes the collection through the courts of the debt owed, CCMO hereby granting to Minera Royal Silver Limitada a “judicial” special power of attorney with all of the faculties enumerated in both paragraphs of article 7 of the Civil Procedures Code, which are deemed repeated here for these purposes, and may delegate these powers to a third party at its discretion. Furthermore, Minera Royal Silver Limitada may request the pertinent indemnities and the resolution of the contract in its name in order to obtain transfer of title to the mining concessions to its name.
Tenth. Those appearing in this act agree that the concessionaire shall have a term of 30 days within which to make the first payment of the price agreed upon in the Fourth Clause of this contract, during which time, a due diligence title study may be performed regarding the purchases made herein. Should Minera Royal Silver Limitada decide not to continue with the contract at the end of this term, it shall be resolved ipso facto without payment of any amounts to CCMO.
Eleventh. Once Minera Royal Silver Limitada becomes owner of the mining concessions described in the First Clause through their registration of the same in its name with the competent Registrar of Mines, it is expressly obligated to maintain them current, to pay the annual license fees for the mining concessions described in the First Clause, as well as protect them from overlapping or other attempts by third parties until all of its payment obligations to CCMO are met. Furthermore, Minera Royal Silver Limitada shall hold CCMO not liable for any damages to third parties of any nature including liability for environmental damage.
Twelfth. Costs relating to this contract, as well as the corresponding registrations, shall be the responsibility of Minera Royal Silver Limitada.
Thirteenth. This contract will be governed by Chilean law, as will any subsequent modifications and complements.
Fourteenth. Communications between the parties shall be made in writing, via certified letter, telex, telefax, or telegrams, addressed to the addresses that the parties indicated in the preamble or any other communicated with advance notice: if to CCMO by fax, 56-2873-1209; the concessionaire 334-8757, both in Santiago. This Contract contains the entire agreement of the parties and substitutes any other previous agreement or negotiations.
Fifteenth. The bearer of an authorized copy of this Contract is empowered to request the registrations and annotations which are required with the respective Registers. Furthermore, Cesar Lopez and Ivan Doren and/or Miguel Troncoso are empowered to correct any errors that may be contained in this Contract.
Sixteenth. For the purposes of this Contract, the parties set their domicile in the city of Santiago and delegate jurisdiction to the Courts of Santiago. The powers to represent the parties have been duly noted, but are not inserted as they are known to the parties and at their request. After reading the Contract, the parties appearing sign. This public deed is noted in my Repertory of Public Instruments on this date, I attest.
Signed,
Jorge Riquelme Bravo for CCMO
Cesar Lopez for Minera Royal Silver Limitada
NOTE:
The following payments were made in the following manner:
1.	Oct. 7, 2003: Minera Royal Silver Limitada paid US$50,000 to CCMO recorded in a public deed before the Santiago Notary Mario Farren, Repertory number 3918.

2.	Mar. 1, 2004: Minera Rutile Resources Chile Limitada, formerly Minera Royal Silver Limitada, paid US$50,000 to CCMO recorded in a public deed before the Santiago Notary Maria Gloria Acharan, Repertory number 4735.

3.	Aug. 26, 2004: Minera Rutile Resources Chile Limitada, formerly Minera Royal Silver Limitada, paid US$50,000 to CCMO recorded in a public deed before the Santiago Notary Maria Gloria Acharan, Repertory number 19.838.

AMENDMENT FOR EXTENSION OF PAYMENT DATE
     This Amendment, entered into this 2nd day of September 2005, is by and between Compañia Minera Rutile Resources Limitada (the “Subsidiary”), a company formed under the laws of Chile and a subsidiary of White Mountain Titanium Corporation (“WMTC”), and Compania Contractual Minera Ojos del Salado, a company formed under the laws of the Chile (“CCMO”).
RECITALS:
     A. On or about September 5, 2003, the Subsidiary (formally known as Minera Royal Silver Limitada) and CCMO entered into a Transfer of Contract and Mortgage Credit agreement for the purchase by the Subsidiary of certain mining concessions located in Chile for which CCMO held a mortgage (the “Original Agreement”).
     B. Pursuant to the Original Agreement, CCMO sold and transferred its mortgage right to the mining concessions to the Subsidiary.
     C. Subject to the terms of the Original Agreement, the Subsidiary was obligated to pay US$650,000 to CCMO for its transfer of the mortgage to the Subsidiary, payable US$50,000 within thirty days of the Original Agreement, US$50,000 on March 5, 2004, and US$50,000 on September 5, 2004, and is obligated to pay US$500,000 on September 4, 2005.
     D. The Subsidiary has timely made each of the payments required to be made pursuant to the Original Agreement, with only the remaining payment of US$500,000 to be made to CCMO on September 4, 2005.
     E. The Subsidiary has offered, and CCMO has agreed to accept, 625,000 shares of Series A Convertible Preferred Stock and Warrants to purchase 625,000 shares common stock of WMTC under the same terms and conditions as provided in the Stock Purchase Agreement dated July 11, 2005, between WMTC and Rubicon Master Fund, as consideration for the final payment, subject to the completion of the documents necessary to evidence such transaction.
     Now, Therefore, the parties hereto agree to amend the Original Agreement as follows to permit counsel for the parties sufficient time to complete the preparation of documents for the proposed transaction:
     1. Paragraph Fourth of the Original Agreement is amended to provide that the due date for the final payment of $500,000 due on September 4, 2005, is hereby extended to September 9, 2005.
     2. This amendment may be executed in counterparts.
     In Witness Whereof the parties have executed this amendment the day and year first above written.

Compañia Minera Rutile Resources Limitada

By	/s/ Cesar Lopez Alarcón

Its Legal Representative

Compañia Contractual Minera Ojos del Salado

By	/s/ Richard Leveille

Its President, Exploration